Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement on Form S-8 of YM BioScience Inc. (“YM”) as filed with the United States Securities and Exchange Commission on May 23, 2006 (the “Registration Statement”) of our report dated February 4, 2005, except as to note 11 which is dated as of June 3, 2005, with respect to the financial statements of Delex Therapeutics Inc. that are included in the Business Acquisition Report of YM dated July 4, 2005 that is incorporated by reference in the Amended Annual Report on Form 40-F of YM dated February 3, 2006 that is incorporated by reference in the Registration Statement.

Toronto, Canada	/s/ Ernst & Young LLP
May 23, 2006	Chartered Accountants